J.JILL, INC. ANNOUNCES THIRD QUARTER FISCAL 2017 RESULTS

Quincy, MA – December 5, 2017 – J.Jill, Inc. (NYSE:JILL) today announced financial results for the third quarter and the thirty-nine weeks ended October 28, 2017.

Paula Bennett, President and CEO of J.Jill, Inc. stated, “While we are disappointed with our overall performance for the third quarter, we are pleased to have ended the period with positive trends in October driven largely by our retail store performance. Thus far in the fourth quarter, we have returned to total comparable sales growth, with our current product offering better aligned to what our customer expects from J.Jill.  With our return to positive trends, and as we continue to analyze our performance, we believe we are well-positioned to deliver against our goals for the remainder of the year.”

For the third quarter ended October 28, 2017:

•	Total net sales increased 1.6% to $162.0 million from $159.4 million in the third quarter of fiscal 2016.
•	Total company comparable sales, which includes comparable store and direct to consumer sales, decreased by 0.6%.
•	Direct to consumer net sales represented 39.5% of total net sales, compared to 40.4% in the third quarter of fiscal 2016.
•

Gross profit increased to $108.5 million from $108.1 million in the third quarter of fiscal 2016. As a percentage of total net sales, gross profit was 67.0% compared to third quarter gross profit of 67.8% in fiscal 2016.

•

SG&A was $95.2 million compared to $92.6 million in the third quarter of fiscal 2016. Third quarter 2017 SG&A included $0.7 million of non-recurring expenses related to the transition to a public company. Third quarter 2016 SG&A included $2.3 million of non-recurring expenses related to the Company’s IPO. Excluding these non-recurring expenses in both years, SG&A as a percentage of total net sales was 58.4% compared to 56.7% in the third quarter of fiscal 2016.

•	Income from operations, inclusive of non-recurring SG&A expenses, decreased to $13.3 million from $15.5 million in the third quarter of fiscal 2016.
•

Adjusted EBITDA* for the third quarter of fiscal 2017 decreased by 13.3% to $23.0 million from $26.6 million in the third quarter of fiscal 2016. As a percentage of total net sales, Adjusted EBITDA was 14.2% compared to 16.7% in the third quarter of fiscal 2016.

•	Interest expense decreased to $4.5 million from $4.8 million in the third quarter of fiscal 2016.
•	Income tax expense was $2.8 million compared to $2.8 million in the third quarter of fiscal 2016, and the effective tax rate was 31.6% compared to 26.5% in the third quarter of 2016.
•	Diluted earnings per share was $0.14 compared to $0.18 in the third quarter of fiscal 2016.
•

Adjusted diluted earnings per share* for the third quarter of fiscal 2017, which excludes non-recurring expenses, was $0.13 compared to $0.18 in the third quarter of fiscal 2016. Adjusted diluted earnings per share uses a 40% tax rate assumption for both periods.

For the thirty-nine weeks ended October 28, 2017:

•	Total net sales increased 7.9% to $509.5 million from $472.1 million in the thirty-nine weeks ended October 29, 2016.
•	Total company comparable sales, which includes comparable store and direct to consumer sales, increased by 5.6%.
•	Direct to consumer net sales represented 41.8% of total net sales, up from 41.2% in the thirty-nine weeks ended October 29, 2016.
•

Gross profit increased to $346.8 million from $322.5 million in the thirty-nine weeks ended October 29, 2016. As a percentage of total net sales, gross profit was 68.1% compared to 68.3% in the thirty-nine weeks ended October 29, 2016.

•

SG&A was $289.3 million compared to $273.9 million in the thirty-nine weeks ended October 29, 2016. For the thirty-nine weeks ended October 28, 2017, SG&A included $5.0 million of non-recurring expenses related to the IPO and subsequent transition to a public company. For the thirty-nine weeks ended October 29, 2016, SG&A included $6.8 million of non-recurring expenses related to the Company’s IPO. Excluding these non-recurring expenses in both years, SG&A as a percentage of total net sales was 55.8% compared to 56.6% for the thirty-nine weeks ended October 29, 2016.

•	Income from operations, inclusive of non-recurring SG&A expenses, increased to $57.5 million from $48.6 million for the thirty-nine weeks ended October 29, 2016.
•

Adjusted EBITDA* for the thirty-nine weeks ended October 28, 2017 increased by 6.9% to $89.3 million from $83.5 million in the thirty-nine weeks ended October 29, 2016.  As a percentage of total net sales, Adjusted EBITDA was 17.5% compared to 17.7% for the thirty-nine weeks ended October 29, 2016.

•

Interest expense was $14.5 million, including $0.6 million of accelerated deferred financing amortization due to the voluntary pre-payment of $20.0 million on the term loan in the second quarter, compared to $13.6 million for the thirty-nine weeks ended October 29, 2016.

•

Income tax expense increased to $16.9 million from $12.9 million in the thirty-nine weeks ended October 29, 2016, and the effective tax rate was 39.4% compared to 37.0% in the thirty-nine weeks ended October 29, 2016.

•	Diluted earnings per share was $0.60 compared to $0.50 in the thirty-nine weeks ended October 29, 2016.
•

Adjusted diluted earnings per share* for the thirty-nine weeks ended October 28, 2017, which excludes net non-recurring expenses, was $0.66 compared to $0.57 in the thirty-nine weeks ended October 29, 2016. Adjusted diluted earnings per share uses a 40% tax rate assumption for both periods.

The Company ended the third quarter fiscal 2017 with $25.8 million in cash. Inventory at the end of the third quarter fiscal 2017 increased to $85.4 million compared to $79.0 million at the end of the third quarter fiscal 2016. The Company opened four stores and closed three stores in the third quarter and ended the quarter with 275 stores.

* Non-GAAP financial measures.  Please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP Net Income to Adjusted EBITDA and Adjusted Net Income” for more information.

Outlook

For the fourth quarter of fiscal 2017, we expect total comparable sales to increase 2.0% to 4.0%.  On a 14-week basis, GAAP diluted earnings per share are expected to be in the range of $0.05 to $0.07. Adjusted diluted earnings per share, which excludes approximately $0.5 million of non-recurring expenses associated with the Company’s transition to a public company, are expected to be in the range of $0.06 to $0.08. Both GAAP and adjusted diluted earnings per share will include approximately $0.4 million of public company costs not incurred in 2016, and are inclusive of approximately $0.01 related to the 53rd week of the fiscal year.  Adjusted diluted earnings per share assumes an income tax expense rate of 40%.

For the full 2017 fiscal year, we expect total comparable sales to increase 4.0% to 5.0%.  On a 53-week basis, GAAP diluted earnings per share are expected to be in the range of $0.64 to $0.66.  Adjusted diluted earnings per share, which excludes approximately $5.5 million of non-recurring expenses associated with the Company’s IPO and subsequent transition to a public company, are expected to be in the range of $0.72 to $0.74.  Both GAAP and adjusted diluted earnings per share will include approximately $1.1 million of public company costs not incurred in 2016, and are inclusive of approximately $0.01 related to the 53rd week.

The 53rd week of fiscal 2017, which is included in the earnings per share outlook given above, is expected to contribute approximately $9.0 million in sales and approximately $0.01 of earnings per share.

Conference Call Information

A conference call to discuss third quarter fiscal 2017 results is scheduled for today, December 5, 2017, at 8:00 a.m. Eastern Time. Those interested in participating in the call are invited to dial (844) 579-6824 or (763) 488-9145 if calling internationally. Please dial in approximately 10 minutes prior to the start of the call and reference Conference ID 1580109 when prompted. A live audio webcast of the conference call will be available online at http://investors.jjill.com/Investors-Relations/News-Events.

A taped replay of the conference call will be available approximately two hours following the live call and can be accessed both online and by dialing (855) 859-2056 or (404) 537-3406. The pin number to access the telephone replay is 1580109. The telephone replay will be available until Tuesday, December 19, 2017.

About J.Jill, Inc.

J.Jill is a premier omnichannel retailer and nationally recognized women’s apparel brand committed to delighting customers with great wear-now product. The brand represents an easy, relaxed, inspired style that reflects the confidence and comfort of a woman with a rich, full life. J.Jill offers a guiding customer experience through more than 270 stores nationwide and a robust e-commerce platform. J.Jill is headquartered outside Boston. For more information, please visit www.JJill.com. The information included on our website is not incorporated by reference herein.

Non-GAAP Financial Measures

To supplement our unaudited consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), we use the following non-GAAP measures of financial performance:

•

Adjusted EBITDA, which represents net income (loss) plus interest expense, provision (benefit) for income taxes, depreciation and amortization, equity-based compensation expense, write-off of property and equipment, and other non-recurring expenses, primarily consisting of outside legal and professional fees associated with the initial public offering and subsequent transition to a public company. We present Adjusted EBITDA on a consolidated basis because management uses it as a supplemental measure in assessing our operating performance, and we believe that it is helpful to investors, securities analysts and other interested parties as a measure of our comparative operating performance from period to period. We also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance of our business and for evaluating on a quarterly and annual basis actual results against such expectations. Further, we recognize Adjusted EBITDA as a commonly used measure in determining business value and as such, use it internally to report results.

•

Adjusted Net Income, which represents net income (loss) plus other non-recurring expenses, primarily consisting of outside legal and professional fees associated with the initial public offering and subsequent transition to a public company.  We present Adjusted Net Income on a consolidated basis because management uses it as a supplemental measure in assessing our operating performance, and we believe that it is helpful to investors, securities analysts and other interested parties as a measure of our comparative operating performance from period to period.

•

Adjusted Earnings per Share (“Adjusted EPS”) represents Adjusted Net Income divided by the number of shares outstanding.  Adjusted EPS is presented as a supplemental measure in assessing our operating performance, and we believe that it is helpful to investors, securities analysts and other interested parties as a measure of our comparative operating performance from period to period.

While we believe that Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS are useful in evaluating our business, they are non-GAAP financial measures that have limitations as analytical tools. Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS should not be considered alternatives to, or substitutes for, net income (loss) or EPS, which are calculated in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS differently or not at all, which reduces the usefulness of such non-GAAP financial measures as tools for comparison. We recommend that you review the reconciliation and calculation of Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS to net income (loss) and EPS, the most directly comparable GAAP financial measures, under “Reconciliation of GAAP Net Income to Adjusted EBITDA and Adjusted Net Income” and not rely solely on Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, or any single financial measure to evaluate our business.

Forward-Looking Statements

This press release contains, and oral statements made from time to time by our representatives may contain, “forward-looking statements.”  Forward-looking statements include statements under “Outlook” and other statements identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements are based on our current expectations and assumptions regarding capital market conditions, our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, including risk regarding, our ability to manage inventory or anticipate consumer demand; changes in consumer confidence and spending; our competitive environment; our failure to open new profitable stores or successfully enter new markets and other factors set forth under “Risk Factors” in the Form 10K. Any forward-looking statement made in this press release speaks only as of the date on which it is made. J.Jill undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

(Tables Follow)

J.Jill, Inc.

Consolidated Statements of Operations and Comprehensive Income

(Unaudited)

(Amounts in thousands, except share and per share data)

	For the Thirteen Weeks Ended
	October 28, 2017	October 29, 2016
Net sales	$161,975	$159,439
Cost of goods sold	53,479	51,334
Gross profit	108,496	108,105
Selling, general and administrative expenses	95,240	92,638
Operating income	13,256	15,467
Interest expense	4,496	4,844
Income before provision for income taxes	8,760	10,623
Provision for income taxes	2,766	2,815
Net income and total comprehensive income	$5,994	$7,808
Net income per common share attributable to common shareholders
Basic	$0.14	$0.18
Diluted	$0.14	$0.18
Weighted average number of common shares outstanding
Basic	41,731,765	43,747,944
Diluted	43,554,000	43,747,944

	For the Thirty-Nine Weeks Ended
	October 28, 2017	October 29, 2016
Net sales	$509,473	$472,139
Cost of goods sold	162,721	149,673
Gross profit	346,752	322,466
Selling, general and administrative expenses	289,284	273,882
Operating income	57,468	48,584
Interest expense	14,525	13,630
Income before provision for income taxes	42,943	34,954
Provision for income taxes	16,926	12,924
Net income and total comprehensive income	$26,017	$22,030
Net income per common share attributable to common shareholders
Basic	$0.62	$0.50
Diluted	$0.60	$0.50
Weighted average number of common shares outstanding
Basic	41,933,244	43,747,944
Diluted	43,468,846	43,747,944

J.Jill, Inc.

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands, except common unit and common share data)

	October 28, 2017	January 28, 2017
Assets
Current assets:
Cash	$25,806	$13,468
Accounts receivable	9,062	3,851
Inventories, net	85,406	66,641
Prepaid expenses and other current assets	16,385	18,559
Receivable from related party	—	1,922
Total current assets	136,659	104,441
Property and equipment, net	113,126	102,322
Intangible assets, net	152,591	163,483
Goodwill	197,026	197,026
Other assets	743	1,033
Total assets	$600,145	$568,305
Liabilities and Shareholders’ / Members’ Equity
Current liabilities:
Accounts payable	$56,524	$38,438
Accrued expenses and other current liabilities	48,324	46,121
Current portion of long-term debt	2,799	2,799
Total current liabilities	107,647	87,358
Long-term debt, net of discount and current portion	244,078	264,440
Deferred income taxes	71,169	73,511
Other liabilities	27,526	20,132
Total liabilities	450,420	445,441
Commitments and contingencies
Shareholders’ / Members’ Equity
Common stock, par value $0.01 per share; 250,000,000 shares authorized; 43,747,944 shares issued and outstanding at October 28, 2017	437	—
Common units, zero par value, 1,000,000 units authorized, issued and outstanding at January 28, 2017	—	—
Contributed capital	—	116,743
Additional paid-in capital	117,150	—
Accumulated earnings	32,138	6,121
Total shareholders’ / members’ equity	149,725	122,864
Total liabilities and shareholders’ / members’ equity	$600,145	$568,305

J.Jill, Inc.

Reconciliation of GAAP Net Income to Adjusted EBITDA

(Unaudited)

(Amounts in thousands)

	For the Thirteen Weeks Ended
	October 28, 2017	October 29, 2016
Net income	$5,994	$7,808
Interest expense	4,496	4,844
Provision for income taxes	2,766	2,815
Depreciation and amortization	8,628	8,688
Equity-based compensation expense (a)	278	173
Write-off of property and equipment (b)	229	—
Other non-recurring expenses (c)	658	2,261
Adjusted EBITDA	$23,049	$26,589

	For the Thirty-Nine Weeks Ended
	October 28, 2017	October 29, 2016
Net income	$26,017	$22,030
Interest expense	14,525	13,630
Provision for income taxes	16,926	12,924
Depreciation and amortization	25,768	27,289
Equity-based compensation expense (a)	539	458
Write-off of property and equipment (b)	569	384
Other non-recurring expenses (c)	4,964	6,824
Adjusted EBITDA	$89,308	$83,539

(a):

Represents expenses associated with equity incentive instruments granted to our management and board of directors. Incentive instruments are accounted for as equity-classified awards with the related compensation expense recognized based on fair value at the date of the grants.

(b):	Represents net gain or loss on the disposal of fixed assets.
(c):

Represents items management believes are not indicative of ongoing operating performance. These expenses are primarily composed of legal and professional fees associated with the initial public offering completed March 14, 2017 and subsequent transition to a public company.

J.Jill, Inc.

Reconciliation of GAAP Net Income to Adjusted Net Income

(Unaudited)

(Amounts in thousands, except share and per share data)

	For the Thirteen Weeks Ended
	October 28, 2017	October 29, 2016
Net income and total comprehensive income	$5,994	$7,808
Add: Provision for income taxes	2,766	2,815
Income before provision for income taxes	8,760	10,623
Add: Other non-recurring expenses(a)	658	2,261
Adjusted Income before provision for income taxes	9,418	12,884
Less: Adjusted Tax Provision(b)	3,767	5,154
Adjusted net income	$5,651	$7,730
Adjusted net income per common share attributable to common shareholders
Basic	$0.14	$0.18
Diluted	$0.13	$0.18
Weighted average number of common shares outstanding
Basic	41,731,765	43,747,944
Diluted	43,554,000	43,747,944

(a):

Represents items management believes are not indicative of ongoing operating performance. These expenses are primarily composed of legal and professional fees associated with the initial public offering completed March 14, 2017 and subsequent transition to a public company.

(b):	The adjusted tax provision for adjusted net income is estimated by applying 40% to the adjusted income before provision for income taxes.

	For the Thirty-Nine Weeks Ended
	October 28, 2017	October 29, 2016
Net income and total comprehensive income	$26,017	$22,030
Add: Provision for income taxes	16,926	12,924
Income before provision for income taxes	42,943	34,954
Add: Other non-recurring expenses(a)	4,964	6,824
Adjusted Income before provision for income taxes	47,907	41,778
Less: Adjusted Tax Provision(b)	19,163	16,711
Adjusted net income	$28,744	$25,067
Adjusted net income per common share attributable to common shareholders
Basic	$0.69	$0.57
Diluted	$0.66	$0.57
Weighted average number of common shares outstanding
Basic	41,933,244	43,747,944
Diluted	43,468,846	43,747,944

(a):

Represents items management believes are not indicative of ongoing operating performance. These expenses are primarily composed of legal and professional fees associated with the initial public offering completed March 14, 2017 and subsequent transition to a public company.

(b):	The adjusted tax provision for adjusted net income is estimated by applying 40% to the adjusted income before provision for income taxes.

Contacts:

Investor Contact:

Caitlin Morahan/Joseph Teklits

ICR, Inc.

investors@jjill.com

203-682-8200

Media Contact:

Alecia Pulman/Kate Kohlbrenner

ICR, Inc.

jillpr@icrinc.com

203-682-8224